Exhibit 99.1

Digital Realty Announces Pricing of

£150 million of Additional 3.750% Guaranteed Notes due 2030

SAN FRANCISCO, CA – February 26, 2019 – Digital Realty (the “Company”) (NYSE: DLR), a leading global provider of data center, colocation and interconnection solutions, announced today that Digital Stout Holding, LLC, a wholly owned subsidiary of the Company’s operating partnership, Digital Realty Trust, L.P. (the “Operating Partnership”), priced an offering of £150 million aggregate principal amount of additional pounds sterling-denominated 3.750% Guaranteed Notes due 2030 (the “GBP Notes”). The GBP Notes will be senior unsecured obligations of Digital Stout Holding, LLC and will be fully and unconditionally guaranteed by the Company and the Operating Partnership. The GBP Notes will be issued as additional notes under the indenture dated October 17, 2018, pursuant to which the Company previously issued £400,000,000 in aggregate principal amount of its 3.750% Guaranteed Notes due 2030. The GBP Notes will be treated as a single series with the 3.750% Guaranteed Notes due 2030 previously issued under such indenture. Interest on the GBP Notes will be payable annually in arrears at a rate of 3.750% per annum from and including October 17, 2018, and the GBP Notes will mature on October 17, 2030. Settlement of the offering is expected to occur on March 5, 2019, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering of the GBP Notes to repay borrowings outstanding under the Operating Partnership’s global credit facilities, acquire additional properties or businesses, fund development opportunities and to provide for working capital and other general corporate purposes, including potentially for the repayment of other debt or the repurchase, redemption or retirement of outstanding debt securities or preferred stock, or a combination of the foregoing.

The GBP Notes are being sold only outside the United States in reliance on Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The GBP Notes have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States or to United States persons (within the meaning of Regulation S under the Securities Act) absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the GBP Notes, nor shall there be any offer, solicitation or sale of the GBP Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the timing and consummation of the offering of the GBP Notes and the expected use of the net proceeds. The Company can provide no assurances that it will be able to complete the offering on the anticipated terms, or at all. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reg S Statement

This communication is not an offer to sell or a solicitation of an offer to buy securities (“Securities”) of Digital Realty Trust, Inc. or its subsidiaries. The Securities have not been and will not be registered under the Securities Act, or with any securities regulatory authority of any state or other jurisdiction of the United States. Consequently, the Securities may not be offered, sold, resold, transferred, delivered or distributed, directly or indirectly, into or within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable securities laws of any state or other jurisdiction of the United States. Any offering of the Securities will be conducted pursuant to Regulation S under the Securities Act.

Notice to EEA Retail Investors

The GBP Notes are not intended to be offered, sold or otherwise made available to and, with effect from such date, should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “IMD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the GBP Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the GBP Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.